Exhibit 23.4

CONSENT OF MINE AND QUARRY ENGINEERING SERVICES, INC.

We hereby consent to (i) the reference to the technical report entitled “Technical Report—Preliminary Economic Assessment—Montanore Project—Montana, USA” dated February 3, 2011 (the “Report”) relating to Mines Management, Inc.’s (the “Company”) Montanore Project, portions of which were prepared by us in our capacity as an independent consultant to the Company, which is set forth in, and incorporated herein by reference to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, (ii) the incorporation by reference of information derived from the Report (to the extent prepared by us) in this Registration Statement on Form S-8 (the “Registration Statement”), or in any amendment to the Registration Statement or to any prospectuses or amendment or supplements thereto, and (iii) all other references to the undersigned and its agents included or incorporated by reference in the Registration Statement, or in any amendment to the Registration Statement or to any prospectuses or amendment or supplements thereto. We also consent to the reference to us contained in such Registration Statement, or in any amendment to the Registration Statement or to any prospectuses or amendment or supplements thereto.

Dated this 10th day of Janaury, 2013

Mine and Quarry Engineering Services, Inc.

/s/ Christopher Kaye
Name:	Christopher Kaye
Title:	President